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                          CERIDIAN CORPORATION
                        PERSONAL INVESTMENT PLAN
                              1995 REVISION

                     Fourth Declaration of Amendment


Pursuant to the retained power of amendment contained in Section 10.2 of the Ceridian Corporation Personal Investment Plan -- 1995 Revision, the undersigned hereby amends the Plan in the manner set forth below.

1.   Section 9.5 is amended to read as follows:

     "9.5 Earnings on Excess Contributions. (A) The amount of Fund earnings or losses with respect to the excess amount of contributions distributed to a Participant pursuant to the provisions of this article is an amount equal to the product of the total earnings or losses for the Participant's Account to which the excess contributions were added for the Plan Year, multiplied by a fraction, the numerator of which is the excess amount of contributions made on the Participant's behalf to the Account for the Plan Year, and the denominator of which is the closing balance of the Account for the Plan Year, decreased by the amount of earnings added to the Account, or increased by the amount of losses subtracted from the Account, for the Plan Year.

     (B) Contributions returned pursuant to Section 9.6(C)(3) will also include the earnings or losses attributable to such excess amount for the period between the end of the Plan Year with respect to which the determination is being made and the date on which such excess contributions are distributed to the Participant. The earnings or losses attributable to such excess amount for such period will be an amount equal to the product of ten percent of the earnings or losses attributable to such excess amount for the Plan Year, as determined in accordance with Subsection (A), multiplied by the number of calendar months during the period for which the determination is being made, with a distribution being made on or before the fifteenth day of a month being deemed to have been made on the last day of the preceding month and a distribution being made after the fifteenth day of a month being deemed to have been made on the first day of the following month."

2.   Section 9.6(C)(3) is amended to read as follows:

     "(3) If, in spite of such reductions and as a result of reasonable error in estimating the amount of the Participant's Eligible Earnings, Pre-Tax Contributions, other elective deferrals within the meaning of Code section 402(g)(3) or Section 415 Wages for the Plan Year, the limitation would otherwise be exceeded, then, to the extent required to prevent such excess, the amount of Pre-Tax Contributions made for the Participant, together with earnings on such contributions, will be distributed to the Participant and any Matching Contributions attributable to the amount so distributed, together with earnings on such contributions, will be forfeited and applied as provided in
Section 3.2(D)."


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3.   Section 4.1(D) of Exhibit C of the Plan to read as follows:

     "(D) An STS Participant whose employment terminates on or after the date of the Merger but before his or her Normal Retirement Date other than by reason of death or becoming Disabled will acquire a vested nonforfeitable interest in his or her STS Employer Contribution Account to the extent provided in the following schedule:

                                       Vested
                                       Interest
             Years of Service

             Less Than Two Years           0%
             Two Years                    40%
             Three Years                  60%
             Four Years                   80%
             Five or More Years          100%


As STS Participant's "Years of Service" are the number of years of service he or she had completed as of December 31, 1995 under the STS Plan and either (1) his or her years of "vesting service," as defined in Subsection (E), after December 31, 1995 or (2) the number of Plan Years after December 31, 1995 during each of which he or she completed at least 1000 hours of service, whichever is greater. An hour of service for this purpose is as defined in Section 11.22 of the Plan except that instead of the rules specified in Section 11.22(D), an EAS Participant will be credited with 190 Hours of Service for each calendar month during which he or she completes at least one Hour of Service. In no case will an STS Participant's vested interest in his or her STS Employer Contribution Account be less than his or her vested interest immediately prior to the Merger in his or her matching contributions account and employer contributions account under the STS Plan."

The amendment set forth at items 1 and 2 above are effective with respect to any distributions or forfeitures pursuant to Section 9.6(C)(3) of the Plan made on or after January 1, 1996; the amendment set forth at item 3 above is effective as of December 31, 1995.

IN WITNESS  WHEREOF, the  undersigned has  caused this  instrument to  be
executed by its duly authorized officers this       day of October, 1996.



                                   CERIDIAN CORPORATION
Attest                             By
      Secretary                      Vice President